EXHIBIT 15.1

April 28, 2021

Securities and Exchange Commission

Division of Corporate Finance

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We were previously principal accountants for Shinhan Financial Group Co., Ltd. and, under the date of April 29, 2020, we reported on the consolidated financial statements of Shinhan Financial Group Co., Ltd. as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019 and the effectiveness of internal control over financial reporting as of December 31, 2019. On April 29, 2020, our appointment as independent auditor and independent registered public accounting firm expired upon the completion of the audit of the consolidated financial statements and the effectiveness of internal control over financial reporting. We have read the statements included under Item 16F of Form 20-F dated April 28, 2021 of Shinhan Financial Group Co., Ltd., and we agree with such statements, except that we are not in a position to agree or disagree with Shinhan Financial Group Co., Ltd.’s stated reason for changing principal accountants or with the statements contained in the fifth paragraph.

Yours sincerely,

/s/ KPMG Samjong Accounting Corp.